                                 SCHEDULE 14A
                                (Rule 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

 Filed by the Registrant |X|
 Filed by a Party other than the Registrant |_|

 Check the appropriate box:
 |_| Preliminary Proxy Statement           |_| Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e) (2))
 |X| Definitive Proxy Statement
 |_| Definitive Additional Materials
 |_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         MAXCOR FINANCIAL GROUP INC.
-------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 |X| No fee required

 |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

 (1) Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------

 (2) Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------

 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------------

 (4) Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------

 (5) Total fee paid:

-------------------------------------------------------------------------------

 |_| Fee paid previously with preliminary materials.

-------------------------------------------------------------------------------

 |_| Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

 (1) Amount Previously Paid:

-------------------------------------------------------------------------------

 (2) Form, Schedule or Registration Statement No.:

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 (3) Filing Party:

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 (4) Dated Filed:

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

                         Maxcor Financial Group Inc.

                                                                  April 30, 1999

Dear Stockholder:

         You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Maxcor Financial Group Inc. (the "Company"), to be held at the Company's New York City offices at Two World Trade Center, 84th Floor, on Wednesday, June 9, 1999, at 10:00 A.M. local time.

         In addition to electing a class of directors and attending to other business as described in the attached Proxy Statement, we will review the Company's results of operations for fiscal 1998 and first quarter 1999 and report on other matters of interest. There will also be an opportunity following the formal Meeting for informal questions and discussion.

         Whether or not you expect to attend the Meeting, please sign and date the enclosed proxy card and return it in the accompanying postage-paid return envelope as promptly as possible. This will not prevent you from voting by ballot or changing your proxy should you attend the Meeting and wish to vote in person or simply wish to change your vote.

         Also, please mark the appropriate space on the proxy card if you plan to attend the Meeting in person, so that we can make appropriate arrangements with security at the World Trade Center for your attendance.

         On behalf of the Board of Directors and management of Maxcor Financial Group Inc., we thank you for your continued support and confidence in the Company.

                                             Sincerely,

                                             /s/ Gilbert D. Scharf

                                             Gilbert D. Scharf
                                             Chairman, President
                                             and CEO

------------------------------------------------------------------------------
                            YOUR VOTE IS IMPORTANT
     PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER
                OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.
------------------------------------------------------------------------------


         Two World Trade Center, 84th Floor, New York, New York 10048
                   o Tel. 212-748-7000 o Fax. 212-748-7329

                         MAXCOR FINANCIAL GROUP INC.
                      Two World Trade Center, 84th Floor
                           New York, New York 10048

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JUNE 9, 1999

         The Annual Meeting of Stockholders of Maxcor Financial Group Inc., a Delaware corporation (the "Company"), will be held at the Company's New York City offices, Two World Trade Center, 84th Floor, New York, New York 10048, at 10:00 a.m., local time, on Wednesday, June 9, 1999. The meeting will be held for the purpose of considering and acting upon the following matters:

         1. The election of three Class III directors to serve until the third succeeding annual meeting of stockholders;

         2. The ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the year ending December 31, 1999; and

         3. The transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

         Information relating to the matters to be considered and voted on at the meeting is set forth in the Proxy Statement attached to this Notice. The Board of Directors has fixed the close of business on April 28, 1999, as the record date for determining stockholders of the Company entitled to notice of and to vote at the meeting. For ten days prior to (and at) the meeting, a list of stockholders entitled to vote at the meeting will be maintained at the Company's New York City offices and will be subject to inspection during regular business hours by any stockholder.

         You are cordially invited to attend the meeting. However, so that your shares will be represented whether or not you plan to attend the meeting, please sign, date and promptly return the enclosed proxy card in the pre-addressed stamped envelope provided.

                                    By Order of the Board of Directors,


                                    Roger E. Schwed
                                    Secretary

New York, New York
April 30, 1999

                         MAXCOR FINANCIAL GROUP INC.
                      Two World Trade Center, 84th Floor
                           New York, New York 10048

                         ----------------------------
                               PROXY STATEMENT
                         ----------------------------

General

         The accompanying proxy is solicited on behalf of the Board of Directors of Maxcor Financial Group Inc., a Delaware corporation (the "Company"), with principal executive offices at Two World Trade Center, 84th Floor, New York, New York 10048, for use at the Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on Wednesday, June 9, 1999, and at any adjournments or postponements thereof (the "Annual Meeting"), for the purposes set forth in the foregoing Notice.

         This Proxy Statement and the accompanying Notice and proxy card are first being sent to stockholders on or about April 30, 1999. The Company's annual report to stockholders for the fiscal year ended December 31, 1998 has been integrated with the Company's annual report on Form 10-K for the same period. Accordingly, the Form 10-K is being mailed to all stockholders of record and accompanies this Proxy Statement.

Revocability of Proxies

         All stockholders are cordially invited to attend the Annual Meeting. However, so that your shares will be represented whether or not you plan to attend the Annual Meeting, please sign, date and promptly return the enclosed proxy card in the pre-addressed stamped envelope provided. You have the right to revoke your proxy at any time prior to its being voted at the Annual Meeting by
(i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company before the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although presence at the Annual Meeting without further action will not revoke a proxy).

Voting Rights

         The Board of Directors has fixed the close of business on April 28, 1999 as the record date (the "Record Date") for the Annual Meeting. Accordingly, only holders of record of the Common Stock, par value $.001 per share ("Common Stock"), of the Company at the close of business on such date are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, 11,323,782 shares of Common Stock were issued and outstanding. As discussed below (see "Certain Other Relationships and Related Transactions"), the Company has entered into a definitive agreement with its largest stockholder, the venture capital firm of Welsh, Carson, Anderson & Stowe ("Welsh Carson"), to repurchase all 2,986,346 shares of Common Stock held by Welsh Carson's investment partnerships. Under Delaware law, shares repurchased by a corporation and held in a corporation's treasury are not entitled to vote or be counted for quorum purposes. Accordingly, if the repurchase is consummated prior to the Annual Meeting (as is currently contemplated, assuming certain conditions precedent are timely satisfied), the number of shares of Common Stock outstanding and entitled to vote at the Annual Meeting would be reduced to 8,337,436.

         On all matters to be voted upon at the Annual Meeting, holders of shares of Common Stock vote as a single class with each record holder entitled to one vote per share. Stockholders do not have cumulative voting rights with respect to the election of directors.

Voting Procedures; Quorum

         Proxies received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated on a returned proxy card, the shares represented thereby will be voted in accordance with the recommendations of the Board of Directors as follows: (i) "FOR" the election of the three nominees to the Board of Directors and (ii) "FOR" ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for fiscal year 1999. The Board of Directors has not received notice, and is not otherwise aware, of any other matter which is to come before the Annual Meeting. Accordingly, if any other matter is properly presented for consideration, the persons named in the enclosed proxy card will have discretion to vote on such matter in accordance with their best judgment. So-called "street name" shares that are held of record by brokers or other nominees, in the absence of instructions or withheld authority from the beneficial owner, may be voted in the discretion of such brokers or nominees with respect to each of the two proposals set forth herein (although if any other matter properly comes before the Annual Meeting, the nature of such matter will determine whether the broker or nominee has such discretion).

         The presence, in person or by properly executed proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. For purposes of determining the number of shares present in person or represented by proxy at the Annual Meeting, all votes cast "for," "against" or "abstain" are included. "Broker non-votes," which occur when brokers or other nominees are prohibited by applicable rules from exercising discretionary voting authority on a particular proposal for beneficial owners who have not provided voting instructions, are also deemed present for purposes of determining a quorum, but are not counted for the purpose of determining the vote required for approval of such proposal. As noted above, the shares held as of the Record Date by the Welsh Carson investment partnerships, if repurchased by the Company prior to the Annual meeting, would not be entitled to vote at or be counted for quorum purposes at the Annual Meeting.

Required Votes

         Assuming the presence of a quorum at the Annual Meeting, (i) directors will be elected (Proposal 1) if they receive a plurality of the votes of the shares present and entitled to vote at the Annual Meeting (and, accordingly, abstentions and broker non-votes have no effect) and (ii) the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors (Proposal 2) will be ratified if the Proposal receives a majority of the votes of the shares present and entitled to vote at the Annual Meeting (and, accordingly, abstentions and broker non-votes have the same effect as a negative vote). A "plurality" means that the director nominees who receive the greatest number of votes of the shares present and entitled to vote at the Annual Meeting are elected as the directors (up to the maximum number of three directors to be elected at the Annual Meeting).

                            ELECTION OF DIRECTORS
                        (Proposal 1 on the proxy card)

         Article SIXTH of the Company's Restated Certificate of Incorporation provides that the number of directors shall be not less than three nor more than twelve, and empowers the Company's Board of Directors to fix the exact number of directors and to fill any vacancies on the Board of Directors. Article SIXTH further provides that the Board of Directors shall be divided into three classes: Class I, Class II and Class III, with each class to consist, as nearly as possible, of one-third of the members of the Board. The Company's Board of Directors has set the number of directors at seven, with two directors in each of Classes I and II and three directors in Class III. The term of the Class III directors will expire at the Annual Meeting, the term of the Class I directors will expire at the next annual meeting of stockholders and the term of the Class II directors will expire at the second succeeding annual meeting of stockholders. Under Article SIXTH, directors elected at an annual meeting of stockholders to succeed those whose terms expire are identified as being of the same class as those directors they succeed and are elected for a term to expire at the third annual meeting of stockholders after their election.

         At the Annual Meeting, three Class III directors will be elected to hold office until the third succeeding annual meeting of stockholders or until their successors are elected and shall have been qualified. Gilbert D. Scharf, Michael J. Scharf, and Larry S. Kopp have been nominated for election as Class III directors of the Company. Each of these nominees is currently serving as a Class III director of the Company.

         Shares authorized to be voted by the proxies named in a returned proxy card will be voted "FOR" the election of Messrs. G. Scharf, M. Scharf and Kopp unless authority to do so is withheld as provided in the proxy card. The nominees have consented to serve if elected and the Board of Directors has no reason to believe that the nominees will be unable to accept the office of director, but if such contingency should arise, it is the intention of the proxies named in the proxy card to vote for such person or persons as the Board of Directors may recommend.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE THREE NOMINEES AS DIRECTORS OF THE COMPANY.

         Certain information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting is set forth below.

Nominees for Election:

Class III Directors

         Gilbert D. Scharf, 50, has been Chairman of the Board, President and Chief Executive Officer of the Company since its inception in 1994. Since April 1993, Mr. Scharf has been a director and Secretary of Niagara Corporation, a holding company with operating subsidiaries in the business of manufacturing cold drawn steel bars ("Niagara"), and until March 1998, was also Vice President and Treasurer of Niagara. Since 1989, Mr. Scharf has been a private investor and Chairman of Scharf Advisors, Inc. ("Scharf Advisors"). From 1985 to January 1989, Mr. Scharf was a Managing Director of Lazard Brothers & Co. Ltd. in London, where he was responsible for establishing and managing capital market activities. From 1983 to 1985, Mr. Scharf was the General Partner of Mendez, Scharf & Co., a private investment partnership. From 1978 to 1983, Mr. Scharf was a Managing Director at Morgan Stanley & Co. Incorporated ("Morgan Stanley"), where he managed all corporate and international bond trading and new issue commitments and the money market department, and was co-chairman of the risk management committee. Upon consummation of the Company's August 1996 acquisition of Euro Brokers Investment Corporation ("Euro Brokers") in a merger transaction (the "Merger"), Mr. Scharf became the Vice-Chairman of Euro Brokers and is currently the Chairman, President and Chief Executive Officer of Euro Brokers, as well as of a number of its subsidiaries. Mr. Scharf earned a B.A. degree from Duke University. He is the Chairman of the Board's Executive Committee.

         Michael J. Scharf, 56, has been a director of the Company since its inception in 1994 and, until August 1997, was also Vice President, Secretary and Treasurer of the Company. Since April 1993, Mr. Scharf has been the Chairman of the Board, President and Chief Executive Officer of Niagara. From October 1983 to August 1989, Mr. Scharf was the Chairman and Chief Executive Officer of Edgcomb Steel of New England, Inc. and its successor corporation, Edgcomb Corporation, which was, from 1984 to 1989, one of the largest independent metals service center and distribution companies in the United States. Edgcomb Corporation was sold in 1989 to a company controlled by The Blackstone Group. From 1989 (when Edgcomb was sold) until 1993 (when Niagara was founded), Mr. Scharf managed his personal investments. Since December 1997, Mr. Scharf has been a director of Worlds Inc., a development stage company which designs, develops and markets three-dimensional music-oriented Internet sites, and, until April 1999, also served as its Chairman of the Board. Mr. Scharf received an A.B. degree from Princeton University and an M.B.A. from Harvard Business School. He is a member of the Board's Executive Committee.

         Larry S. Kopp, 56, has been a director of the Company since its inception in 1994. Since November 1992, Mr. Kopp has been associated with Frank Russell and Company, a pension consulting firm which currently has $1,000 billion under advisement and over $80 billion in investment funds through its global investment and administrative relationships. From 1978 to November 1992, Mr. Kopp held several senior management positions in strategic growth areas of Citicorp, including General Manager of its bank card business and Chairman of Citicorp Insurance Services. From 1974 to 1978, Mr. Kopp was involved in venture capital transactions and was an advisor at E.M. Warburg Pincus and Company, where he served as a consultant to corporations regarding strategic planning, turnarounds, financial restructuring and sales of assets. Mr. Kopp earned B.A. and M.B.A. degrees from Stanford University. He is Chairman of the Board's Compensation Committee.

Directors Continuing in Office:

Class I Directors

         James W. Stevens, 62, has been a director of the Company since its August 1996 acquisition of Euro Brokers, when he became the designee to the Board of Directors, pursuant to the Merger agreement, of Euro Brokers and its largest stockholder, Welsh Carson, and has since been re-elected by the Company's stockholders at the Company's 1997 annual meeting. Mr. Stevens has held various senior positions at The Prudential Insurance Company of America ("Prudential") from October 1987 through December 1994. Mr. Stevens retired from Prudential in January 1995. As an Executive Vice President of Prudential, from October 1987 to December 1994, his responsibilities included serving on the Operating Council since 1993 and serving as Chairman and Chief Executive Officer of the Prudential Asset Management Group with responsibility for global institutional money management since 1993. From April 1985 to October 1987, he was a Managing Director of Dillon Read & Co. Inc. ("Dillon Read") in its investment banking and private investment origination group. From 1974 to 1985, Mr. Stevens held several senior positions at Citicorp, including Chairman of Citicorp Venture Capital Ltd. and Group Executive of the Capital Markets Group, responsible for the Western Hemisphere merchant banking and investment management activities of Citicorp. Mr. Stevens currently serves on the boards of directors of the following companies: Biogen, Inc., Markem Corporation, Polyfibron Technologies, Inc. and Pen-Tab Industries, Inc. Mr. Stevens received his B.A. degree from Williams College and his M.B.A. from New York University. He is Chairman of the Board's Audit Committee.

         Frederick B. Whittemore, 67, has been a director of the Company since its inception in 1994. Mr. Whittemore currently serves as a member of the boards of directors of Partner Re Services Ltd., Southern Pacific Petroleum, Integon Insurance and Chesapeake Energy Corporation. Since 1989, Mr. Whittemore has been an Advisory Director at Morgan Stanley and he is Chairman of several of Morgan Stanley's mutual funds. Mr. Whittemore started at Morgan Stanley in 1958; he was a Partner from 1967 to 1970 and a Managing Director from 1970 until 1988. He was a senior banker in Corporate Finance, Mergers and Acquisitions and Capital Markets, and Syndicate Manager responsible for organizing and pricing all public offerings. Mr. Whittemore has also been a member of the Council of Foreign Relations since 1983 and was Chairman of the Board, Amos Tuck School of Business Administration at Dartmouth College from 1988 to June 1992. From 1977 to 1984, Mr. Whittemore was a Governor of the American Stock Exchange ("AMEX") and from 1982 to 1984 he was Vice Chairman of AMEX. Mr. Whittemore earned an A.B. degree from Dartmouth College and an M.B.A. from the Amos Tuck School of Business Administration. He is a member of the Board's Audit Committee.

Class II Directors

         William B. Wigton, 52, has been a director of the Company since its August 1996 acquisition of Euro Brokers. Mr. Wigton was a founding member and has been a managing partner of Merrion Group, L.P., a broker-dealer, since its inception in 1989. He is also a managing director of and investor in Merrion Investors, L.P., a private investment fund, and from 1996 to 1997 served as a director of Munn, Bernhard & Associates, a registered investment advisor. From 1981 to 1989, Mr. Wigton was employed at Lazard Freres & Co. and was a general partner from 1987 to 1989, with responsibility for corporate bond sales. From 1979 to 1981, Mr. Wigton was a Senior Vice President at Dillon Read. Prior thereto, he was associated from 1975 to 1979 with Morgan Stanley and from 1970 to 1975 with Morgan Guaranty Trust Company. Mr. Wigton received his B.A. degree from Lynchburg College. He is a member of the Board's Compensation Committee.

         Keith E. Reihl, 47, has been a director of the Company since April 1997, and Chief Financial Officer of the Company since August 1997. Mr. Reihl also served as Treasurer of the Company from August 1997 through November 1998. Mr. Reihl also is the Chief Operating Officer and Treasurer of Euro Brokers and a number of its subsidiaries, as well as a member of such companies' respective boards of directors. Prior to being appointed Chief Operating Officer in November 1996, Mr. Reihl had served since 1983 as the Chief Financial Officer of Euro Brokers and a number of its subsidiaries. Prior to that time, Mr. Reihl was employed for nine years by Price Waterhouse LLP, serving lastly as Senior Audit Manager. Mr. Reihl is a certified public accountant and received his B.A. degree in accounting from Elizabethtown College in 1974.

Committees, Meetings and Compensation of the Board of Directors

         During 1998, the Board of Directors met ten times. All directors attended at least 75% of the meetings of the Board and Board Committees on which they serve.

         The Board of Directors has standing Executive, Audit and Compensation Committees. The Executive Committee is currently comprised of Messrs. Gilbert Scharf (Chairman) and Michael Scharf, and is authorized to exercise all powers and authority of the Board of Directors, except those reserved to the Board by law, Board resolution or the Company's Restated Certificate of Incorporation or By-laws. The Executive Committee did not meet during 1998.

         The Audit Committee is comprised of Messrs. Stevens (Chairman) and Whittemore and recommends to the Board of Directors the accounting firm to be appointed as independent accountants for the Company; reviews with the Company's management and independent accountants the Company's quarterly and annual operating results; and reviews with the Company's independent accountants the scope and results of their audit and the adequacy of the Company's internal accounting procedures and systems. The Audit Committee met two times during 1998.

         The Compensation Committee is comprised of Messrs. Kopp (Chairman) and Wigton and determines or recommends to the full Board the cash and non-cash compensation payable to executive officers of the Company. The Compensation Committee also administers the Company's 1996 Stock Option Plan (the "Option Plan"). The Compensation Committee met three times during 1998.

         The members of the Board of Directors are compensated in a manner and at a rate determined from time to time by the full Board. On August 27, 1996, each non-employee member of the Board of Directors (which at the time included Messrs. Stevens, Whittemore, Kopp and Wigton) received as compensation a one-time grant of options under the Option Plan to acquire 10,000 shares of Common Stock, exercisable at $5.00 per share, and vesting in equal 50% increments on the dates respectively six months and twelve months after the date of grant. On August 6, 1998, these existing grants, along with the Company's other outstanding options, had their exercise prices reset to $2.00 per share, which was above the then current market price of $1.875 for the Common Stock. Also, on August 14, 1998, each non-employee member of the Board of Directors (consisting of Messrs. Stevens, Whittemore, Kopp, Wigton and M. Scharf) received as compensation a one-time grant of options under the Option Plan to acquire 10,000 shares of Common Stock, exercisable at $2.00 per share, and vesting in equal 50% increments on the dates respectively six months and twelve months after the date of grant. Non-employee directors are also compensated annually in arrears (on or before the time of the Company's annual meeting) at the rate of $500 for each Board or Committee meeting attended, plus reimbursement of reasonable expenses to attend.

Certain Other Relationships and Related Transactions

         On August 16, 1996, the Company completed its Merger acquisition of Euro Brokers, with Euro Brokers becoming a wholly-owned subsidiary of the Company. In connection with the Merger, the Company entered into a registration rights agreement with Welsh Carson and certain related investors, certain members of Euro Brokers then-management (including Messrs. Reihl and Dulski) and the Company's initial stockholders (including Messrs. G. Scharf, M. Scharf, Kopp and Whittemore) providing for two demand registration rights, and certain "piggy-back" registration rights, with respect to their shares of Common Stock. The first demand may only be initiated by holders of at least a majority of the total shares of Common Stock issued in the Merger to Welsh Carson and certain related investors, but will extend to the other stockholders who are parties to the agreement. The second demand may be made by holders of a majority of the total shares of Common Stock held by all stockholders who are parties to the agreement.

         On March 24, 1999, the Company executed a definitive agreement with Welsh Carson for the repurchase by the Company of all 2,986,346 shares of Common Stock held by Welsh Carson's investment partnerships. The 2,986,346 shares represent approximately 26.4% of the Common Stock outstanding as of the Record Date. Under the terms of the agreement, the Company will pay a total of approximately $5.23 million, or $1.75 per share, to repurchase the shares. Closing of the repurchase is contingent upon the Company obtaining financing for the transaction prior to May 31, 1999, in addition to certain other customary conditions. If the repurchase is consummated, it is contemplated that the registration rights agreement described above would be terminated in its entirety.

         Gilbert D. Scharf and Michael J. Scharf are brothers. There are no other family relationships among the Company's directors, executive officers or persons nominated or chosen by the Company to become a director or executive officer.

             SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                  MANAGEMENT

         Set forth below is certain information concerning beneficial ownership of Common Stock (i) as of the Record Date, by (x) each director and director nominee of the Company, (y) each named executive officer (see below) of the Company and (y) all executive officers and directors of the Company as a group and (ii) based on public filings made through April 27, 1999, by persons known to the Company to be the beneficial owners of 5% or more of the outstanding shares of Common Stock.

                Beneficial Ownership of Shares of Common Stock

                                                               Percentage
Name(1)                              Number of Shares(2)   Beneficially Owned(3)
-------                              -------------------   ---------------------
Gilbert D. Scharf (4)..................     1,168,133             10.2
Michael J. Scharf (5)..................       451,233              4.0
James W. Stevens.......................        25,000                *
Frederick B. Whittemore................        48,335                *
Larry S. Kopp..........................        51,500                *
William B. Wigton......................        15,000                *
Keith E. Reihl.........................       230,780              2.0
Walter E. Dulski (6)...................       205,254              1.8
Roger E. Schwed (7)....................        30,000                *
Steven R. Vigliotti....................          --                 --
Donald R.A. Marshall (8)...............       782,616              6.9
Welsh, Carson, Anderson &
Stowe VI, L.P.(9)......................     2,986,346             26.4
All executive officers and directors as a
group (10 persons)                          2,254,735             19.5
---------------
* Less than 1%

(1) The address of each stockholder, other than Welsh Carson, is c/o Maxcor Financial Group Inc., Two World Trade Center, 84th Floor, New York, New York 10048. The address of Welsh Carson is 320 Park Avenue, Suite 2500, New York, New York 10022.

(2) Includes shares of Common Stock issuable upon exercise of stock options held by each stockholder that are currently exercisable or exercisable within 60 days ("Exercisable Options"). Beneficial ownership of Exercisable Options is as follows: James W. Stevens - 15,000; Frederick B. Whittemore - 15,000; Larry S.

    Kopp - 15,000; William B. Wigton - 15,000; Gilbert D. Scharf - 100,000; Michael J. Scharf - 9,000; Keith E. Reihl - 40,000; Walter E. Dulski - 12,000; Roger E. Schwed - 20,000; Donald R.A. Marshall - 100,000; and all executive officers and directors as a group - 241,000.

(3) Based on 11,323,782 shares of Common Stock outstanding as of the Record Date, plus any shares issuable upon exercise of Exercisable Options held by the stockholder (but not by any other stockholders). If the Company's contemplated repurchase transaction with Welsh Carson is consummated (see
    Note 9 below and "Certain Other Relationships and Related Transactions"), and assuming no other changes in the Company's capitalization in the interim, the number of shares outstanding would be reduced to 8,337,436. In such event, the percentages beneficially owned on a pro forma basis would be: Gilbert D. Scharf - 13.8%; Michael J. Scharf - 5.4%; Keith E. Reihl - 2.8%; Walter E. Dulski - 2.5%; Donald R.A. Marshall - 9.3%; and all executive officers and directors as a group - 25.9%.

(4) Includes 411,294 shares of Common Stock that are held in the Gilbert D. Scharf Living Trust, of which the Reporting Person is the sole trustee.

(5) Includes 3,733 shares of Common Stock that are held in the Michael J. Scharf 1987 Grantor Income Trust, of which the Reporting Person is a trustee, and 9,500 shares of Common Stock that are held in the Scharf Family 1989 Trust, of which the Reporting Person is a trustee.

(6) Includes 7,000 shares of Common Stock owned by Mr. Dulski's spouse.

(7) Includes 10,000 shares of Common Stock jointly owned with Mr. Schwed's spouse.

(8) Information with respect to Mr. Marshall and his holdings is derived from Amendment No. 2 to his Schedule 13D with respect to the Common Stock, filed with the Securities and Exchange Commission on December 10, 1997.

(9) Includes 50,248 shares of Common Stock owned by WCAS Information Partners, L.P ("WCAS Information"). Information with respect to Welsh Carson and WCAS Information and their respective holdings is derived from Amendment No. 1 to their joint Schedule 13D with respect to the Common Stock, filed with the Securities and Exchange Commission on February 27, 1998. As discussed elsewhere in this Proxy Statement (see "Certain Other Relationships and Related Transactions"), Welsh Carson and WCAS Information have entered into an agreement with the Company to resell to the Company all 2,986,346 of the shares of Common Stock held by them. Closing of the transaction is contingent on the Company obtaining financing and certain other customary conditions.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities ("10% stockholders") to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and changes in ownership in the Company's equity securities and to furnish the Company with copies of all such forms. Based solely on its review of the copies of such forms received by it, and written representations from certain of the reporting persons that no other reports were required, the Company believes that all such Section 16(a) filing requirements applicable to its directors, officers and 10% stockholders with respect to the Company's fiscal year ending December 31, 1998 and its prior fiscal years were complied with on a timely basis.

                      EXECUTIVE OFFICERS OF THE COMPANY

         Set forth below is certain information with respect to each of the executive officers of the Company who is not also a director or director nominee of the Company.

         Walter E. Dulski, 58, became an Executive Vice President of Euro Brokers and a number of its subsidiaries in 1997. Prior thereto, Mr. Dulski had been a Senior Vice President of Euro Brokers and such subsidiaries. Mr. Dulski is also a director of Euro Brokers Inc. and a number of other Euro Brokers subsidiaries. Mr. Dulski joined the predecessor business of Euro Brokers in 1979 and was a member of the American Stock Exchange from 1977 to 1984. Mr. Dulski received his B.S. degree in Economics from Villanova University in 1963.

         Roger E. Schwed, 41, has been Vice President and General Counsel of the Company since October 1996 and, in August 1997, also became Secretary of the Company (having previously been Assistant Secretary). Mr. Schwed is also Executive Vice President, General Counsel and Secretary of Euro Brokers and Executive Vice President and Secretary of a number of Euro Brokers subsidiaries. Prior to joining the Company, from March 1995 to September 1996, Mr. Schwed was Counsel at the law firm Skadden, Arps, Slate, Meagher & Flom LLP in New York, and, from October 1987 to February 1995, an attorney at the law firm Cleary, Gottlieb, Steen & Hamilton. Mr. Schwed received an A.B. degree from Princeton University in 1979 and a J.D. degree from Columbia University School of Law in 1986.

         Steven R. Vigliotti, 31, has been Treasurer of the Company since December 1998, and Chief Financial Officer of Euro Brokers since May 1998. He has also served as Chief Financial Officer of a number of Euro Brokers' subsidiaries since July 1998. Prior to joining Euro Brokers, Mr. Vigliotti was employed by the accounting firm of BDO Seidman, LLP for approximately seven years, lastly as an audit partner in the firm's financial services group. Mr. Vigliotti is a certified public accountant and received his B.B.A. degree in accounting from Hofstra University in 1990.

                      COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

         The following table summarizes compensation paid by the Company and its subsidiaries, during each of the last three fiscal years, to its Chief Executive Officer and its four remaining most highly compensated executive officers as of December 31, 1998 (collectively, the "Named Executive Officers").

       Summary Compensation Table and Long-Term Compensation Awards

                                                                                   Long Term
                                           Annual Compensation                    Compensation
                                            -------------------                   ------------
   Name and                   Fiscal                                          Securities Underlying             All Other
  Principal Position           Year         Salary          Bonus              Options (# of shares)           Compensation(1)
  ------------------           ----         ------          -----              --------------------            ---------------
Gilbert D. Scharf,             1998        $443,750        $135,000                  325,000 (5)                     $3,307
 Chairman of the               1997         450,000           --                         --                           3,302
 Board, President              1996         168,750           --                     250,000                           --
 and Chief Executive
 Officer (2)

Keith E. Reihl,                1998         293,750         135,000                  150,000 (5)                      6,657
 Chief Financial Officer       1997         300,000          30,000                      --                           6,655
                               1996         281,250          50,000                  100,000                          6,419

Walter E. Dulski,              1998         263,750          85,000                   50,000 (5)                      3,780
 Executive Vice President      1997         270,000          90,000                      --                           3,778
 of Euro Brokers               1996         270,000          75,000                   30,000                          3,673

Roger E. Schwed,               1998         244,170          85,000                   70,000 (5)                      2,499
 Vice President and            1997         250,000         100,000                      --                           2,362
 General Counsel (3)           1996          62,500          25,000                   50,000                          1,780

Steven R. Vigliotti,           1998         100,000          42,500                   10,000                          1,336
 Treasurer (4)

(1) Amounts for each of Messrs. Scharf, Reihl, Dulski and Schwed include annual premiums ranging from $539 to $1,347 paid by Euro Brokers Inc. on travel accident insurance policies providing coverage of $2.5 million for Mr. Scharf (1998 and 1997 only) and $1 million for each of Messrs. Reihl, Dulski and Schwed (1998 and 1997 only, for Mr. Schwed). Amounts for each of Messrs. Reihl and Dulski also include annual premiums ranging from $1,281 to $4,158 paid by Euro Brokers Inc. on long-term disability policies currently providing for, in the event of disability, monthly payments for life to Mr. Reihl of $7,200 and monthly payments for two years to Mr. Dulski of $3,000. Amounts for all Named Executive Officers also include (x) $1,000 contributions annually made by Euro Brokers Inc. to the Euro Brokers Inc. 401(k) Savings Plan and (y) annual premiums of $960 (a pro-rated annual premium of $576 for Mr. Vigliotti) paid by Euro Brokers Inc. on life insurance policies providing coverage for such officers of two times the prior year's reported Form W-2 earnings (or base salary and guaranteed bonus, if higher or if no prior year history), up to a maximum coverage of $500,000. Certain perquisites and other personal benefits that aggregate in each case to less than 10% of the Named Executive Officer's annual salary and bonus have been omitted pursuant to item 402(b)(2)(iii)(C)(1) of Regulation S-K.

(2) Mr. Scharf did not draw a salary from the Company prior to the date of the Merger (August 16, 1996). His compensation disclosed for 1996 relates only to the partial year following the Merger (reflecting an annual base salary of $450,000).

(3) Mr. Schwed did not join the Company until October 1, 1996. His compensation disclosed for 1996 relates only to a partial year (reflecting an annual base salary, inclusive of guaranteed bonus, of $250,000). His salary disclosed for 1997 includes $35,000 of guaranteed bonus. Mr. Schwed's 1996 option grants include 25,000 options granted in February 1997, but relating to fiscal year 1996.

(4) Mr. Vigliotti did not join the Company until May 4, 1998. His compensation disclosed for 1998 relates only to a partial year (reflecting an annual base salary of $150,000).

(5) All options granted to the Named Executive Officer in 1996 were repriced in 1998 (see "Report of the Compensation Committee on Executive Compensation - Repricing of Options" below). Accordingly, all such 1996 option grants are treated, under the rules of the Securities and Exchange Commission, as having been re-granted in 1998 and are included in the totals presented for 1998.

Stock Option Grants in Last Fiscal Year; Repricing of Options

         The following table sets forth certain information concerning grants of stock options made during the fiscal year ended December 31, 1998 to each of the Named Executive Officers.

                   Stock Option Grants in Last Fiscal Year

                                                                                                Potential Realizable Value
                        Number of        Percentage of                                           at Assumed Annual Rates
                       Securities        Total Options                          Option               of Stock Price
                       Underlying         Granted to            Exercise         Term               Appreciation for
                        Options          Employees in          Price Per      Expiration             Option Term(4)(5)
   Name                 Granted         Fiscal Year (2)          Share           Date                5%           10%
   ----                 -------         ---------------          -----           ----             ---------------------
Gilbert D. Scharf     75,000 (1)             4.8                $ 2.13 (3)      8/13/03           $ 7,762       $ 51,629
                     100,000 (6)             6.4                  2.00          8/26/01           (11,371)        17,473
                     150,000 (6)             9.6                  2.00          8/26/06            61,116        225,363

Keith E. Reihl        50,000 (1)             3.2                  2.00          8/13/08            42,528        126,953
                     100,000 (7)             6.4                  2.00          8/26/06            40,744        150,242

Walter E. Dulski      20,000 (1)             1.3                  2.00          8/13/08            17,011         50,781
                      30,000 (7)             1.9                  2.00          8/26/06            12,223         45,073

Roger E. Schwed       20,000 (1)             1.3                  2.00          8/13/08            17,011         50,781
                      25,000 (8)             1.6                  2.00          9/30/06            10,474         38,396
                      25,000 (8)             1.6                  2.00          2/03/07            14,585         50,542

Steven R. Vigliotti   10,000 (1)             0.6                  2.00          8/13/08             8,506         25,390

(1) Grant is under the Option Plan to acquire shares of Common Stock. Grant was made on August 14, 1998, is an incentive stock option ("ISO") and vests in equal 25% increments on each of the first through fourth anniversaries of the date of grant. Upon the occurrence of a "Change in Control" (as defined in the Option Plan), any options not then exercisable will become immediately exercisable.

(2) Percentages calculated using a denominator of 1,560,000, representing a total of 435,000 new options granted to employees in 1998 and 1,125,000 options originally granted to employees in (or relating to) 1996, but repriced to $2.00 in 1998 (see "Report of the Compensation Committee on Executive Compensation Repricing of Options" below).

(3) Mr. Scharf's exercise price represents approximately 110% of $1.93, the fair market value, as determined under the Option Plan, of the Common Stock on the date of grant.

(4) These amounts reflect the difference obtained by subtracting (i) the product of the option's exercise price per share of Common Stock and the total number of shares of Common Stock underlying the option from (ii) the stated rate of interest (5% or 10%) applied, on a compounded basis over the term of the option, to the product of the closing market price of a share of Common Stock on the option grant date ($1.625 on August 6, 1998 and $1.75 on August 14, 1998) and the total number of shares of Common Stock underlying the option.

(5) These amounts represent certain assumed rates of appreciation only, in accordance with SEC rules. Actual gains, if any, on stock option exercises are dependent upon the future market performance of the Common Stock and the date(s) on which the options are exercised, and may be significantly greater or less than the amounts reflected in the table.

(6) Options are grants under the Option Plan to acquire shares of Common Stock. Options were granted on August 27, 1996, and consist of (i) 100,000 ISOs, with an exercise price of $5.50 per share, vesting in equal

    20% increments on each of the first through fourth anniversaries of the date of grant and on January 1, 2001, and (ii) 150,000 non-qualified stock options, with an exercise price of $5.00 per share, vesting in equal 20% increments on each of the first through fifth anniversaries of the date of grant. Exercise prices for all options were reset to $2.00 on August 6, 1998. If a "Change in Control" (as defined in the Option Plan) occurs after August 6, 1999, all outstanding options that are not then exercisable will become immediately exercisable.

(7) Options are grants under the Option Plan to acquire shares of Common Stock. Options were granted on August 27, 1996, at an exercise price of $5.00 per share, are ISOs and vest in equal 20% increments on each of the first through fifth anniversaries of the date of grant. Exercise prices for all options were reset to $2.00 on August 6, 1998. If a "Change in Control" (as defined in the Option Plan) occurs after August 6, 1999, all outstanding options that are not then exercisable will become immediately exercisable.

(8) Options are grants under the Option Plan to acquire shares of Common
    Stock. 25,000 were granted on October 1, 1996, at an exercise price of $5.1875, and 25,000 were granted on February 4, 1997 (relating to fiscal year 1996), at an exercise price of $4.8125. All options are ISOs and vest in equal 20% increments on each of the first through fifth anniversaries of the date of grant. Exercise prices for all options were reset to $2.00 on August 6, 1998. If a "Change in Control" (as defined in the Option Plan) occurs after August 6, 1999, all outstanding options that are not then exercisable will become immediately exercisable.

         Prior to the repricing of its outstanding options in August 1998, the Company had never repriced any stock options (or equivalent right) held by any executive officer. The following table sets forth certain information concerning all repricings of any stock options held by a Named Executive Officer during the life of the Company.

                          10-Year Option Repricings

                                                           Market                                            Length of
                                      Number of           Price of         Exercise                      Original Option
                                      Securities          Stock at         Price at         New           Term Remaining
                                  Underlying Options       Time of          Time of       Exercise          at Date of
        Name              Date         Repriced           Repricing        Repricing      Price (1)          Repricing
        ----              ----         --------           ----------       ---------      ---------          ---------
Gilbert D. Scharf,       8/6/98        150,000             $1.625           $ 5.00          $ 2.00        8 years, 20 days
 Chairman of the
 Board, President        8/6/98        100,000              1.625             5.50            2.00        3 years, 20 days
 and Chief
 Executive Officer

Keith E. Reihl,          8/6/98        100,000              1.625             5.00            2.00        8 years, 20 days
 Chief Financial
 Officer

Walter E. Dulski,        8/6/98         20,000               1.625            5.00            2.00        8 years, 20 days
 Executive Vice
 President of Euro
 Brokers

Roger E. Schwed,         8/6/98         25,000               1.625            5.1875          2.00        8 years, 55 days
 Vice President and
 General Counsel         8/6/98         25,000               1.625            4.8125          2.00        8 years, 181 days

(1) No vesting terms were amended in connection with the August 6, 1998 repricings (except that the right to an accelerated vesting upon a "Change in Control" (as defined in the Option Plan) was waived for the twelve-month period following the date of repricing).

                                      13


Stock Option Exercises and Fiscal Year End Values

         No options were exercised by any of the Named Executive Officers during the Company's 1998 fiscal year. In addition, based on the December 31, 1998 closing sale price for the Common Stock of $1.625 per share and the exercise prices for the options held by the Named Executive Officers (ranging from a low of $2.00 to a high of $2.13), none of such options were "in-the-money" at 1998 fiscal-year end (i.e., none had an exercise price below such closing sale price).

         The following table sets forth, for each Named Executive Officer, the number of shares of Common Stock underlying the total number of options held by such Named Executive Officer at the Company's December 31, 1998 fiscal-year end, with those options that were then exercisable and those that were then unexercisable separately identified.

          Exercisable/Unexercisable Stock Options at Fiscal-Year End

             Number of Securities Underlying Unexercised Options
                           at 1998 Fiscal Year End
                           -----------------------
    Name                       Exercisable                       Unexercisable
    ----                       -----------                       -------------
    Gilbert D. Scharf           100,000                              225,000
    Keith E. Reihl               40,000                              110,000
    Walter E. Dulski             12,000                               38,000
    Roger E. Schwed              15,000                               55,000
    Steven R. Vigliotti            --                                 10,000

Employment Agreements

         Each of the Named Executive Officers has an employment agreement with the Company or one of its subsidiaries. Each of Mr. Scharf's and Mr. Reihl's agreements are with the Company. Mr. Scharf's has a contract term that began on August 16, 1996 and ends on August 16, 2001, and Mr. Reihl has a contract term that began on August 14, 1998 and ends on August 14, 2001. The agreements provide for annual, automatic one-year extensions of the contract term beginning on the fourth (in the case of Mr. Scharf) or second (in the case of Mr. Reihl) anniversary of the effective date unless either party gives notice of non-renewal on or prior to such anniversary. The agreements provide Mr. Scharf and Mr. Reihl with minimum annual base salaries of $450,000 and $300,000, respectively, as from time-to-time reviewed and increased by the Board. Each agreement provides for semi-annual bonuses to be determined in the discretion of the Board or in accordance with any annual incentive plan adopted by the Company or a subsidiary, for reimbursement of the executive's reasonable business expenses and for participation in current and future employee benefit plans. If the executive's employment is terminated by death, by the Company for "Cause"
(as defined in such agreements) or by the

                                      14

executive other than for "Good Reason" (as defined in such agreements), he will be entitled to no further payments under his agreement. If the executive's employment is terminated for "Disability" (as defined in such agreements), he will be entitled to an additional six months of base salary, followed by such benefits as are provided under any applicable disability plan. If the executive's employment is terminated by the Company without Cause or by the executive for Good Reason, the executive will be entitled to (i) continuation of base salary to the end of the contract term or, if longer, for one year (a
"Salary Continuation Period"), (ii) continuation of coverage under all health, medical and life insurance benefit plans for the longer of one year and the remainder of the contract term or, if earlier, until the executive is re-employed and is entitled to similar benefits from his new employer, and (iii) treatment as an employee to the end of the contract term for purposes of vesting of stock awards and other contingent incentive plans. Under the agreements, the executive is subject to certain confidentiality obligations and, if the executive's employment is terminated by the Company for Cause or by the executive other than for Good Reason, during the one-year period following any such termination (the "Non-Compete Period"), is obliged at the Company's request not to engage in certain competitive businesses (in consideration of the Company continuing to pay the executive at a rate equal to his base salary). In addition, for up to the first year of any Salary Continuation Period, the executive is obliged not to solicit employees of the employer (or its subsidiaries) to work in such competitive businesses and not to solicit customers of the employer (or its subsidiaries) for such competitive businesses.
The agreements also provide for the indemnification of the executive, to the full extent permitted by law, for liabilities and expenses incurred in the performance of his duties, and, if the executive substantially prevails with respect to a preponderance of the matters at issue, for the reimbursement of legal fees and expenses incurred in contesting a termination or enforcing a right under his agreement.

         Both Mr. Scharf's and Mr. Reihl's employment agreements have certain provisions triggered in the event that there is a "Change in Control" (as defined in such agreements) with respect to the Company. Following a Change in Control, (i) the contract term is automatically extended, if necessary, so as to continue in effect for a minimum of twenty-four months, (ii) if the executive's employment is terminated by the Company without Cause or by the executive for Good Reason, the executive is entitled to a lump sum payment equal to three times the sum of (x) his base salary prior to the Change in Control and (y) the greater of $200,000 or his annualized bonus (determined in accordance with the agreements), with such payment to be grossed up by the Company for any federal excise tax applied to it (and for any federal, state or local taxes applied to such gross-up), (iii) if a good faith dispute as to termination exists, the executive continues to receive his full compensation and benefits during the period of the dispute, and (iv) if the executive's employment is terminated by the executive for Good Reason, the executive is obligated to observe a Non-Compete Period of six months.

         Mr. Schwed's employment agreement is also with the Company and is similar to the ones described above, except that (i) it has a contract term that began on October 1, 1996 and ends on October 1, 2001 (with annual, automatic one-year extensions beginning on the fourth anniversary of the effective date unless either party gives notice of non-renewal on or prior to such anniversary), (ii) it provides for a minimum annual base salary of $250,000,
(iii) it provides for a minimum annual bonus of $50,000, (iv) it permits unilateral termination of employment by the

                                      15



executive upon 60 days prior written notice, (v) the continuation of base salary and minimum bonus after a termination by the Company without Cause or by the executive for Good Reason will terminate to the extent the executive is re-employed and is entitled to similar base salary and minimum bonus from his new employer, (vi) the Non-Compete Period is six months and (vii) if, following a Change in Control, the executive's employment is terminated by the Company without Cause or by the executive for Good Reason, the executive is entitled to a lump sum payment equal to his aggregate base salary and minimum bonus for the remainder of the contract term or, if longer, one year, but without any gross-up for excise taxes or otherwise.

         Mr. Dulski's employment agreement is with Euro Brokers, and has a contract term that began on August 14, 1998 and ends on August 31, 2001, subject to automatically continuing past such termination date unless and until either party gives the other not less than six months prior written notice of termination expiring on or after such termination date. Under the agreement, Mr.
Dulski's base salary is $270,000, and he is entitled to be considered for discretionary semi-annual bonuses. If the executive's employment is terminated by death, for "Disability" (as defined in the agreement), by the Company for "Cause" (as defined in the agreement) or by the executive other than for "Good
Reason" (as defined in the agreement), he will be entitled to no further payments under the agreement. If the executive's employment is terminated by the Company without Cause or by the executive for Good Reason, the executive will, for the duration of the contract term, be entitled to continuation of his base salary and coverage under all health, medical and life insurance benefit plans
(except to the extent the executive is re-employed and is entitled to similar base salary and benefits coverage from his new employer), and to treatment as an employee for purposes of vesting of stock awards and other contingent incentive plans. If, following a Change in Control, a good faith dispute as to termination exists, the executive continues to receive his full compensation and benefits during the period of the dispute. The agreement provides for certain confidentiality obligations, as well as a post-termination non-competition period with respect to not engaging in certain competitive businesses or soliciting clients of Euro Brokers (if requested by Euro Brokers and Euro
Brokers continues the executive's base salary during such period) and a non-solicitation period with respect to employees of Euro Brokers, with each such period lasting for the longer of the remaining contract term or six months.
The agreement also provides that the prevailing party in any action under it is entitled to recover from the other party all costs and expenses.

         Mr. Vigliotti's employment agreement is with Euro Brokers Inc. and has a term that began on May 4, 1998 and ends on April 30, 2000, subject to automatically continuing past such termination date unless and until either party gives the other not less than three months prior written notice of termination expiring on or after such termination date. Under the agreement, Mr.
Vigliotti's base salary is $150,000, and he is entitled to be considered for discretionary semi-annual bonuses. Upon the executive's death or termination of the executive's employment by the employer for "Cause" (as defined in the agreement), he is entitled to no further payments under the agreement. The agreement provides for certain confidentiality obligations and a one-year post-termination period with respect to non-solicitation of employees.

                                      16

                              PERFORMANCE GRAPH

         The following graph compares cumulative total return of the Common
Stock with the cumulative total return of (i) the Standard & Poor's MidCap 400
Index (the "S&P MidCap 400 Index") and (ii) an industry peer group index comprised of seven other publicly-traded financial companies (the "Peer Group
Index"). The graph assumes $100 was invested on December 7, 1994 (the day the Common Stock was first traded on the OTC Bulletin Board) in shares of Common
Stock, stocks comprising the S&P MidCap 400 Index and stocks comprising the Peer
Group Index, and the reinvestment of all dividends.

         The companies comprising the Peer Group Index are publicly-traded financial companies that either (i) are, or have a subsidiary that is, an inter-dealer broker (these companies are: Intercapital Group plc (formerly known as Exco plc) and Trio Holdings PLC) or (ii) are, or have subsidiaries that are, broker-dealers, share the Company's SIC code and have a market capitalization within a certain range of the Company's (these companies are: First Albany
Companies Inc., Kinnard Investments, Inc., Rodman & Renshaw Capital Group, Inc.
(through 1997 only), Hoenig Group Inc. and Stifel Financial Corp). The returns of each company have been weighted according to their respective stock market capitalization for purposes of arriving at a peer group average.


                              [GRAPHIC OMITTED]

(1) The comparisons in the performance graph above (and the table below) are set forth in response to SEC disclosure requirements, and therefore are not intended to forecast or be indicative of future performance of the Common Stock (or of any of the indices or the companies comprising them).

(2) The Peer Group Index represented in the performance graph above (and the table below) includes the weighted stockholder returns of Rodman & Renshaw
    Capital Group, Inc. only for the period from December 7, 1994 through December 31, 1997. Because Rodman & Renshaw's common stock was deregistered and delisted in March 1998, its stockholder returns for the period January 1, 1998 through December 31, 1998 were omitted from the calculation of the Peer Group Index for such period.


                             12/7/94    12/31/94    12/31/95    12/31/96    12/31/97     12/31/98
                             -------    --------    --------    --------    --------     --------
Maxcor Financial Group Inc.   100.00     100.00      108.82      72.05        66.16        38.24
S&P MidCap 400 Index          100.00     102.37      134.05     159.78       211.32       251.70
Peer Group Index              100.00      97.44       77.43      70.59        83.24        67.82

                     REPORT OF THE COMPENSATION COMMITTEE
                          ON EXECUTIVE COMPENSATION

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee of the Board of Directors, formed in August 1996 after the Merger, is comprised of Messrs. Larry S. Kopp (Chairman) and William B. Wigton, each of whom is an independent outside director and a "disinterested person" within the meaning of Rule 16b-3 under the Exchange Act. There are no "interlocks," as defined by the SEC with respect to any director who serves or for any part of fiscal year 1998 served as a member of the Compensation Committee.

General

         The Compensation Committee is responsible for determining the compensation of the Company's executive officers, including the Chief Executive Officer and the other Named Executive Officers, and also is charged with administering the Company's Option Plan, which was adopted and approved by the Company's stockholders in connection with the Merger. The Committee is also charged with reviewing the Company's existing compensation and benefit plans and programs with the goal of revising existing and/or adding new plans and programs, if and to the extent necessary, in order to enhance the Company's long-term profitability by attracting, motivating and retaining high-quality executives and aligning their individual interests with the long-term interests of the Company and its stockholders.

         Currently, the Compensation Committee's objectives are implemented through compensation packages for executive officers comprised of three major components - base salary, annual bonus and stock option awards. In considering and determining (or, in certain instances, recommending to the full Board) these components, the Committee will for the relevant compensation period, among other things, review the Company's performance, looking at factors such as its earnings per share, any increase/decrease in its book value and its financial and other performance (both compared to prior periods and other financial companies or industry competitors), review the individual executive's performance in light of his or her duties (both objectively and subjectively), compare the individual executive's compensation to comparable executives at industry competitors, and receive the recommendations of the Chief Executive Officer. The Committee also takes into account the salary and bonus provisions in existing employment agreements with certain of the Company's executives. In making compensation decisions (or recommendations to the full Board), the Committee exercises its discretion and judgment based on the foregoing and other criteria, without applying a specific formula to determine the weight of each factor considered. The Committee also considers equity and fairness when comparing compensation packages among the Company's executives, in an effort to maintain consistency throughout the executive compensation program.

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CEO Fiscal 1998 Compensation

         In reviewing and establishing Mr. Gilbert Scharf's cash compensation in 1998, the Compensation Committee determined, reflective of Mr. Scharf's own recommendation, not to increase the base salary of $450,000 provided for in his employment agreement. In making this determination, the Committee primarily considered the Company's 1998 fiscal year financial performance, including its results of operations, and the level of Mr. Scharf's base salary compensation as compared to other executives within the Company.

         On his own initiative, as of October 1, 1998, Mr. Scharf took a voluntary pay cut to $425,000. Mr. Scharf explained to the Committee that this reduction was appropriate in the context of salary reductions being taken by other officers and employees of the Company, including two of the other Named Executive Officers.

         In August 1998 the Compensation Committee recommended, and the full Board of Directors (Mr. G. Scharf abstaining) approved, a restatement and amendment of Mr. Scharf's employment agreement, along with those of three other executive officers. Mr. Scharf's restated agreement maintained him at the same salary level, but removed the requirement therein for the book value of the Company to have increased prior to the payment to him of any discretionary bonuses. The new agreement also permitted, as is the case with the Company's other executives and employees, the payment of such bonuses to Mr. Scharf on a semi-annual basis and incorporated revised "change in control" provisions. The new agreement also extended Mr. Scharf's fixed term of employment for an additional two years (the restated and amended agreement is described in further detail above - see "Employment Agreements").

         In recommending the new agreement for Mr. Scharf, the Compensation Committee primarily considered the significant efforts being made by Mr. Scharf to improve the Company's performance, including improving the focus of its inter-dealer brokerage businesses and initiating diversification projects and Company-wide cost reduction efforts. In this context, the Committee believed it was no longer appropriate to have Mr. Scharf's employment agreement structured to restrict the Committee's discretion to determine for Mr. Scharf, as it does for the Company's other senior executives, whether and when to recommend payment of bonuses. With respect to the change in control provisions of the new agreement, the Committee believed the provisions to be appropriate and consistent with the provisions found in senior executive officer agreements at many other public corporations, which provisions are intended, in the face of the potentially disruptive circumstances that arise if and when a change in control situation occurs, to reinforce and encourage the continued attention and dedication of such officers to their assigned duties, without the distraction that may occur and be to the detriment of both the corporation and its stockholders.

         With respect to fiscal year 1998, the Compensation Committee also recommended, and the full Board of Directors (Mr. G. Scharf abstaining) approved, the payment of discretionary bonus compensation to Mr. Scharf totaling $135,000. One Hundred Thousand Dollars of this amount related to the first half of 1998, and the balance of $35,000 related to the second half of 1998. The Committee primarily considered the factors recited above (e.g., the continued

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significant efforts of Mr. Scharf to improve the Company's operating performance), as well as the materially higher compensation levels of chief executive officers at a number of the Company's industry competitors and the fact that, since consummation of the Merger in August 1996, Mr. Scharf had not recommended for himself, or taken, any bonus compensation.

         With respect to non-cash compensation, the Compensation Committee determined, and the full Board of Directors (Mr. G. Scharf abstaining) approved, the grant to Mr. Scharf in August 1998 under the Option Plan of 75,000 incentive stock options, exercisable at $2.13 per share (approximately 110% of the then-prevailing market price, as determined under the Option Plan, for the Common Stock), and vesting in equal 25% increments over four years. In making its determination, the Committee primarily considered that grants of options to Mr. Scharf (and other executive officers of the Company) were last made approximately two years ago, in (or related to) fiscal 1996. The Committee also believed that, in view of the significant efforts being made by Mr. Scharf to improve the performance of the Company, an increase in the incentive-based portion of his compensation was appropriate.

Tax Considerations

         Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a company of compensation in excess of $1 million paid to its chief executive officer and four remaining most highly compensated executive officers in a taxable year. However, compensation which qualifies as "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by stockholders. Compensation attributable to the Option Plan has been designed to be, and should qualify as, "performance-based" under Section 162(m).

         The Compensation Committee does not presently expect total compensation payable to any individual Named Executive Officer to exceed the $1 million taxable year limit. The Committee will continue to monitor the compensation levels potentially payable under the Company's compensation programs, but intends to retain the flexibility necessary to provide total compensation in line with the Company's compensation philosophy and the Company's strategic goals and best interests.

Repricing of Options

         In August 1998, the Compensation Committee determined that it was in the best interests of the Company to reset to $2.00 the exercise price on all of the Company's 1,165,000 outstanding stock options previously granted under the Option Plan. Previously, such exercise prices ranged from a low of $4.8125 to a high of $5.50.

         The Committee recommended, and the full Board approved, the repricing after determining that existing option awards under the Option Plan, at exercise prices ranging from approximately 200% to 300% over recent 1998 market prices for the Common Stock, were not fulfilling their retention and motivation objectives with the Company's key personnel. The

Committee observed that, for the most part, the Option Plan was viewed negatively by such personnel and that it was these same personnel that the Company was relying upon to be the drivers of future improved operating performance. Accordingly, in considering the fairness of the repricing to other stockholders of the Company, the Committee determined that it would be in such stockholders' long-term interests to improve the retention and motivation of the Company's key personnel.

         To avoid an inappropriate windfall for option holders, the Committee intentionally selected a reset price that was still above the then current and recent market prices for the Common Stock. On the date of the repricing (August 6, 1998), the last trade for the Common Stock occurred at $1.625. Over the thirty trading days preceding the date of the repricing, the average last trade price for the Common Stock was approximately $1.80. In addition, although the vesting terms of outstanding options were not amended in connection with the repricing, the right of an option holder under the Option Plan to an accelerated vesting upon a "change in control" (as defined) was waived for the twelve-month period following the repricing.

   The Committee believes that the repricing has served the retention and motivation goals described above and that the Company's outstanding stock options are now providing renewed and appropriate incentives for the Company's key personnel.

                                        Compensation Committee



                                        Larry S. Kopp, Chairman
                                        William B. Wigton

                   RATIFICATION OF APPOINTMENT OF AUDITORS
                        (Proposal 2 on the proxy card)

         Subject to stockholder ratification, the Board of Directors, upon recommendation of the Audit Committee, has reappointed PricewaterhouseCoopers LLP ("PricewaterhouseCoopers"), formerly known as Price Waterhouse LLP, as the Company's independent auditors for the fiscal year ending December 31, 1999. PricewaterhouseCoopers has acted as the independent auditors for the Company's Euro Brokers group of subsidiaries since the organization of Euro Brokers in 1986 (and for the predecessor business of Euro Brokers prior to that time). For the fiscal year ended December 31, 1998, PricewaterhouseCoopers audited the Company's consolidated financial statements, consulted in the preparation of the Company's Annual Report on Form 10-K and provided assistance to Company personnel on accounting, tax and related matters. In early 1999, PricewaterhouseCoopers has also conducted certain agreed upon procedures (mandated by the Securities and Exchange Commission for all broker-dealers meeting certain net capital thresholds) with respect to the Company's "Year 2000" compliance program and consulted on the Company's new front and middle-office systems for processing its brokerage transactions. As noted above, one executive officer of the Company, prior to his employment by the Company, was an employee of PricewaterhouseCoopers.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS RATIFY SUCH APPOINTMENT. If no instructions are provided, shares authorized to be voted by the proxies named in a returned proxy card will be voted "FOR" the ratification of PricewaterhouseCoopers as the Company's independent auditors for 1999.

         Representatives of PricewaterhouseCoopers are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions from stockholders.

Form 10-K and Exhibits

         THE COMPANY'S ANNUAL REPORT ON FORM 10-K IS BEING MAILED TO ALL STOCKHOLDERS OF RECORD AND ACCOMPANIES THIS PROXY STATEMENT. STOCKHOLDERS OF RECORD WHO SO DESIRE MAY OBTAIN COPIES OF ANY EXHIBIT TO THE FORM 10-K BY WRITING TO MAXCOR FINANCIAL GROUP INC. (ATTENTION OF THE SECRETARY), TWO WORLD TRADE CENTER, 84TH FLOOR, NEW YORK, NEW YORK 10048 AND SPECIFYING (I) THAT THEY WERE A STOCKHOLDER OF RECORD AS OF APRIL 28, 1999, (II) THE EXHIBIT OR EXHIBITS DESIRED AND (III) THEIR AGREEMENT TO REIMBURSE THE COMPANY FOR ITS REASONABLE COSTS OF COPYING AND MAILING SUCH EXHIBIT(S).

Solicitation of Proxies

         The cost of solicitation of proxies will be borne by the Company. Solicitation will be made by mail, and may be made by directors, officers and employees of the Company, personally or by telephone or telegram. Proxy cards and materials also will be distributed to beneficial owners of shares of Common Stock through brokers, custodians, nominees and other parties, and the Company expects to reimburse such parties for their reasonable charges and expenses.

Stockholder Proposals

         Recommendations for nominees to be elected to the Board of Directors and proposals of stockholders intended to be presented at the Company's next annual meeting of stockholders, to be held in 2000, must be submitted in writing to Maxcor Financial Group Inc. (to the attention of the Secretary), Two World Trade Center, 84th Floor, New York, New York 10048. Stockholder proposals must be received by the Secretary no later than January 1, 2000 in order to be included in the Company's proxy statement and proxy card for such annual meeting.

         Pursuant to Rule 14a-4 under the Exchange Act, stockholders of the Company are advised that, in connection with the Company's annual meeting of stockholders to be held in 2000, proxies solicited on behalf of the Company's Board of Directors may confer on the persons named as proxies therein discretionary authority to vote on any stockholder proposal presented at such meeting that has not been submitted in writing to Maxcor Financial Group Inc. (to the attention of the Secretary), Two World Trade Center, 84th Floor, New York, New York 10048, on or prior to March 16, 2000 (45 days in advance of the date this Proxy Statement was released to stockholders).

Other Matters

         The Board of Directors has not received notice, and is not otherwise aware, of any other matter which is to come before the Annual Meeting. Accordingly, if any other matter is properly presented for consideration, the persons named in the enclosed proxy card will have discretion to vote on such matter in accordance with their best judgment.

                                     By Order of the Board of Directors,


                                     Roger E. Schwed
                                     Secretary

April 30, 1999

                         MAXCOR FINANCIAL GROUP INC.
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        OF MAXCOR FINANCIAL GROUP INC.
      FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 1999

The undersigned hereby appoints Gilbert D. Scharf, Keith E. Reihl and Roger E. Schwed, and each of them, proxies for the undersigned with full power of substitution, to vote all shares of common stock, par value $.001 per share, of Maxcor Financial Group Inc. (the "Company"), held of record by the undersigned on April 28, 1999, at the Annual Meeting of Stockholders of the Company, to be held on June 9, 1999, at 10:00 A.M. local time, and at any and all adjournments or postponements thereof (the "Annual Meeting"), upon the matters set forth below and described in the accompanying Proxy Statement and upon such other business as may properly come before the Annual Meeting. The undersigned hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement. Any and all proxies heretofore given by the undersigned are hereby revoked.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all of the Proposals. If any other business properly comes before the Annual Meeting, the proxies will have discretionary authority to vote this proxy with respect thereto in accordance with their judgment.

   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
       USING THE ENCLOSED ENVELOPE.

     (Continued and to be signed on reverse side.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF PROPOSALS 1 AND 2.

Proposal 1. Election of Directors:

  Nominees: Gilbert D. Scharf, Michael J. Scharf and Larry S. Kopp

  (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "For All Except" box and write that nominee's name in the space provided below.)

 For     Withhold      For All
 All       All          Except
 [ ]       [ ]           [ ]  -----------------------------------

Proposal 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the year ending December 31, 1999:

     For      Against        Abstain
     [ ]        [ ]            [ ]

I PLAN TO ATTEND THE ANNUAL MEETING [ ]

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW [ ]


If no boxes are marked, this proxy will be voted in the manner described on the reverse side

Dated: _____________________________________________________, 1999

Signature: _______________________________________________________

__________________________________________________________________



NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title as such.

         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.